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                                                                  EXHIBIT 12.01

                                       NEVADA POWER COMPANY
                         Computation of Ratios of Earnings to Fixed Charges
                                           (In Thousands)

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                                                      September 30,                               December 31,
                                                 ----------------------       ---------------------------------------------------
                                                   1996        1995             1995        1994      1993       1992       1991
                                                 -------     -------          ---------------------------------------------------
EARNINGS:
   Net Income                                     88,083      74,536           76,971     81,870     73,548     56,780     35,176
   Taxes on Income                                43,744      41,333           37,790     44,716     39,665     29,223     14,993
                                                 -------     -------          ---------------------------------------------------
   Net Income Before Income Taxes                131,827     115,869          114,761    126,586    113,213     86,003     50,169
   Fixed Charges                                  65,385      60,469           62,273     60,042     59,437     60,762     56,395
                                                 -------     -------          ---------------------------------------------------
            Total                                197,212     176,338          177,034    186,628    172,650    146,765    106,564
                                                 =======     =======          ===================================================
FIXED CHARGES
   Interest Charges                               64,362      59,477           61,466     58,839     58,699     59,801     55,550
   One-third Annual Rentals                        1,023         992              807      1,203        738        961        845
                                                 -------     -------          ---------------------------------------------------
            Total                                 65,385      60,469           62,273     60,042     59,437     60,762     56,395
                                                 =======     =======          ===================================================

12 MONTHS RATIO OF EARNINGS TO FIXED CHARGES        3.02        2.92             2.84       3.11       2.90       2.42       1.89

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